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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                               [XATA LETTERHEAD]




           XATA CORPORATION ANNOUNCES CHANGES IN EXECUTIVE MANAGEMENT


         MINNEAPOLIS (Feb. 20, 2002) - XATA Corporation (Nasdaq/SC:XATA), a supplier of mobile information solutions for transportation companies, today announced changes in its executive management team. Effective immediately, William P. Flies has been elected chairman and chief technology officer, and Craig S. Fawcett has been elected president and chief executive officer.

         Flies, XATA's founder, will focus his efforts on expanding XATA's markets, distribution alternatives and products. This concentration will leverage Flies' vast experience, knowledge and reputation in the logistics industry as XATA evolves through its next growth phase.

         Fawcett comes to XATA from Deere & Company, which owns a 31 percent stake in XATA. Fawcett will focus his successful leadership skills on overall corporate operations and the integration of next-generation markets and products into operations. Fawcett is a graduate of the Harvard Business School with an MBA and also has a Bachelor of Science degree in Engineering.
"These changes reflect the next step in our planned growth of XATA," said Dick Bogen, who had served as chairman of XATA's board of directors. "We are fortunate to have Bill and Craig's leadership as we capitalize on our market position and reputation. They have worked together over the past two years as the strategic partnership between XATA and Deere & Company has developed." Charlie Stamp, who is president of Deere's Global AgServices and oversees the company's involvement in XATA as a XATA board member, said XATA will benefit from the changes in executive responsibilities made today. "We are especially grateful for Dick's work as chairman of the board as we positioned XATA for the future. We will continue to benefit from Dick's contributions as he will remain a director."

                                     -more-



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         XATA Corporation is a leading provider of mobile information solutions to the transportation industry. XATA's onboard information products are the most powerful, advanced, yet user-friendly onboard solutions on the market. These products seamlessly combine onboard computing, real-time communications, global positioning and fleet management software to provide an enterprise-wide logistics management solution for America's largest fleets. XATA's Internet address is http://www.xata.com.

         John Deere, through John Deere Global AgServices and the John Deere Special Technologies Group, offers a wide range of electronic, wireless communications, information management and Internet-related products and services to a broad range of customers and markets.

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